Exhibit 23

Consent of Independent Registered Public Accounting Firm

Metro Bancorp, Inc.
Harrisburg, Pennsylvania

We hereby consent to the incorporation by reference in the Registration Statements on Form S‑3 (No. 333-87329, No. 333-161114, and No. 333-169683) and Form S-3D (333-178371) and Form S-8 (No. 333-82083, No. 333-82085, No. 333-87313, No. 333-61634, No. 333-61636, No. 333-122490, No. 333-128382, No. 333-155930, No. 333-155931, No. 333-169684, and No. 333-169712) of Metro Bancorp, Inc. (the “Company”) of our reports dated March 15, 2013 relating to the Company's consolidated financial statements and the effectiveness of the Company's internal control over financial reporting, which appear in the Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K.

/s/ ParenteBeard LLC

Harrisburg, Pennsylvania
March 15, 2013